Exhibit 99.1

Press Release

Investors:	Media:
Nancy Murphy	Michelle Kersch
(904) 854-8640; nancy.murphy@lpsvcs.com	(904) 854-5043; michelle.kersch@lpsvcs.com

Lender Processing Services Reports Second Quarter 2013 Earnings

Adjusted EPS from continuing operations of $0.65 and free cash flow of $78 million

JACKSONVILLE, Fla. – August 8, 2013 – Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology and services to the mortgage and real estate industries, today announced second quarter 2013 GAAP net earnings of $19.1 million, or $0.22 per diluted share, compared to a net loss of $37.9 million, or $0.45 per diluted share, in the prior year quarter.

Second Quarter Highlights

•	Technology, Data & Analytics (TD&A) revenue increased 6% over the prior year

•	Adjusted EBITDA margin of 27%

•	GAAP EPS from continuing operations of $0.24, reflecting a charge totaling $0.39 per diluted share primarily for estimated legal and regulatory contingencies

•	Adjusted EPS from continuing operations of $0.65, excluding charge and reflecting add-back for purchase accounting amortization

•	Adjusted free cash flow of $78 million or $0.91 per diluted share

“LPS’ solid second quarter operating results demonstrate our ongoing commitment to meeting our customers’ technology and service needs in today’s complex mortgage market,” said Hugh Harris, president and chief executive officer of LPS.

“LPS’ positive performance reflects solid demand for Technology Data & Analytics solutions and strong Origination Services volumes as we benefitted from continued low interest rates and elevated refinance activity during most of the quarter,” commented chief financial officer Tom Schilling. “As a result of rising mortgage interest rates late in the second quarter 2013, refinance volumes were negatively impacted in June and July. We expect Origination Services revenue to decrease sequentially in the third quarter based on these trends. As we have in prior market cycles, we will continue to rigorously manage expenses to reduce the impact of lower Origination and Default Services transaction volumes on profitability.”

Second quarter 2013 revenue was $468.9 million, a decrease of 8.7% from the prior year quarter, due to lower Default Services revenue, partially offset by higher revenue in TD&A and Origination Services. Second quarter 2013 GAAP operating income was $45.1 million, compared to an operating loss of $24.1 million in the prior year quarter. Adjusted operating income in the second quarter 2013 was $98.4 million, a decrease of 18.3% from $120.4 million in the prior year quarter, primarily due to a decline in Default Services. Second quarter 2013 adjusted net earnings from continuing operations were $0.65 per diluted share compared to $0.79 per diluted share in the prior year quarter.

Adjusted results from continuing operations in the second quarter 2013 exclude a pre-tax charge of $53.3 million, or $0.39 per diluted share, including $0.35 per share for estimated legal and regulatory contingencies and $0.04 per share primarily for transaction costs associated with the pending merger with Fidelity National Financial, Inc. and severance costs resulting from cost reduction initiatives. Adjusted results from continuing operations in the second quarter 2012 exclude a pre-tax charge of $144.5 million, or $1.19 per diluted share, for estimated legal and regulatory contingencies. Adjusted net earnings from continuing operations also include an add-back for purchase accounting amortization of $0.01 per diluted share in the current quarter and $0.02 per diluted share in the second quarter 2012.

Net cash provided by operating activities for the second quarter of 2013 was $104.0 million, compared to $127.8 million in the prior year period, while adjusted free cash flow for the second quarter of 2013 was $77.7 million, compared to $114.9 million in the prior year period. On an adjusted basis, the decrease was primarily due to lower earnings and reduced contributions from working capital, primarily accounts receivable. Adjusted free cash flow is defined as net cash provided by operating activities minus certain non-recurring expenses and additions to property, equipment and computer software.

The company ended the second quarter 2013 with cash of $142.5 million and credit facility availability of $398.1 million. The legal and regulatory accrual was $88.6 million at the end of the second quarter 2013.

Technology, Data and Analytics (TD&A)

Revenue for the second quarter increased 5.8% from the prior year to $194.0 million. Revenue from Servicing Technology increased 5.4% primarily due to higher loan counts and revenue per loan. Origination Technology revenue increased 14.7% primarily due to higher origination volumes and contributions from the LendingSpace platform acquired in July 2012. Default Technology revenue decreased 1.8% reflecting lower foreclosure referral volumes and Data and Analytics revenue increased 13.3% primarily due to higher demand for loan products data and predictive analytics. Adjusted operating income increased 6.5% to $59.6 million in the second quarter 2013 primarily due to increased operating leverage and favorable revenue mix.

Transaction Services

Revenue for the second quarter decreased 16.8% from the prior year period to $274.9 million. Origination Services revenue increased 4.4% to $157.4 million primarily as a result of higher refinance volumes due to historically low interest rates resulting in increased title, escrow and flood revenue. Default Services revenue decreased 34.6% from the prior year period to $117.4 million primarily as a result of lower foreclosure activity reflecting a decline in seriously delinquent mortgages as the U.S. economy and housing market strengthened, delays in processing foreclosure volumes resulting from new regulatory requirements, as well as strategic actions to align risk and return resulting in the non-renewal of certain contracts. Adjusted operating income was $51.1 million, a decrease of 33.3% from the prior year period primarily due to lower Default Services revenue and reduced operating leverage.

Corporate and Other

Adjusted net corporate expenses in the second quarter 2013 were $12.3 million, flat with the prior year period.

Outlook

Based on the current environment, the company expects third quarter 2013 revenue to be in the range of $415 million to $435 million and adjusted net earnings per diluted share from continuing operations to be in the range of $0.51 to $0.55. The expected sequential decrease in revenue and net earnings per share is primarily a result of lower Origination Services revenue due to higher interest rates leading to a decline in refinance volumes.

Merger Agreement

On May 28, 2013, LPS and Fidelity National Financial, Inc. (NYSE: FNF) executed an Agreement and Plan of Merger pursuant to which LPS would be acquired by FNF. The agreement was approved by the Board of Directors and is subject to customary closing conditions. Those conditions include the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of LPS and FNF stockholders and approvals from applicable federal and state regulators.

Conference Call

Due to the pending acquisition by Fidelity National Financial, Inc., LPS will not host a conference call.

About Lender Processing Services

LPS (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation’s top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk. These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS’ servicing solutions include MSP, the industry’s leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries. Lender Processing Services is a Fortune 1000 company headquartered in Jacksonville, Fla. For more information, please visit www.lpsvcs.com.

Use of Non-GAAP Financial Information

U.S. Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, LPS reports several non-GAAP measures, including “EBITDA” (GAAP operating income plus depreciation and amortization); “EBITDA, as adjusted” (EBITDA adjusted for the impact of certain non-recurring adjustments, if applicable); “adjusted operating income” (GAAP operating income adjusted for the impact of certain non-recurring adjustments, if applicable);

“adjusted net earnings” (GAAP net earnings adjusted for the impact of certain non-recurring adjustments, if applicable, plus the after-tax purchase price amortization of intangible assets added through acquisitions); “adjusted net earnings per diluted share” or “adjusted EPS per diluted share” (adjusted net earnings divided by diluted weighted average shares); and “adjusted free cash flow” (net cash provided by operating activities less additions to property, equipment and computer software, as well as non-recurring adjustments, if applicable). LPS provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring and other charges, and to better understand our financial performance, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. A reconciliation of these non-GAAP measures to related GAAP measures is included in the attachments to this release.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical facts, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the ability to consummate the proposed transaction with Fidelity National Financial, Inc. (“FNF”); the ability to obtain requisite regulatory and stockholder approval and the satisfaction of other conditions to the consummation of the proposed transaction with FNF; the ability of FNF to successfully integrate LPS’ operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; FNF and LPS are subject to intense competition and increased competition is expected in the future; LPS’ ability to adapt its services to changes in technology or the marketplace; the impact of changes in the level of real estate activity (including, among others, loan originations, and refinancings in particular, and foreclosures) on demand for certain of LPS’ services; LPS’ ability to maintain and grow its relationship with its customers; the effects of LPS’ substantial leverage on its ability to make acquisitions and invest in its business; the level of scrutiny being placed on participants in the foreclosure business; risks associated with federal and state enforcement proceedings, inquiries and examinations currently underway or that may be commenced in the future with respect to LPS’ default management operations, and with civil litigation relating to these matters; changes to the laws, rules and regulations that regulate LPS’ businesses as a result of the current economic and financial environment; changes in general economic, business and political conditions, including changes in the financial markets; the impact of any potential defects, development delays, installation difficulties or system failures on LPS’ business and reputation; and risks associated with protecting information security and privacy. Additional information concerning these and other factors can be found in LPS’ filings with the Securities and Exchange Commission (“SEC”), including the LPS” most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. LPS assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and LPS undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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